Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated March 16, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 March 30, 2011

$ Notes due April 12, 2017 Linked to the Nikkei® 225 Index and the Japanese Yen Global Medium-Term Notes, Series A

General

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The Notes are designed for investors who seek to participate in the appreciation of the Nikkei® 225 Index and the Japanese yen over the term of the Notes, up to a maximum return on the Notes of 52.00%, with full principal protection if the Notes are held to maturity. Any payment on the Notes, including the principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. Investors should be willing to forgo interest and dividend payments and, if the Index or the Japanese yen declines in value against the U.S. dollar, be willing to receive a return on the Notes equal to the principal amount of the Notes.

•	Senior unsecured obligations of Barclays Bank PLC maturing April 12, 2017[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about March 31, 2011[2] (the “pricing date”) and are expected to issue on or about April 7, 2011[2] (the “issue date”)

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Pricing Date:	March 31, 2011[2]

Issue Date:	April 7, 2011[2]

Denominations:	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	The Notes are linked to the performance of an equally-weighted basket comprised of the Index and the Index Currency:

Index	Weight	Initial Index Level	Index Currency	Weight	Initial Spot Rate
Nikkei® 225 Index	100%	[ ]	Japanese yen (“JPYUSD”)	100%	[ ]

Currency of the Issue:	U.S. dollars

Maximum Return:	52.00%

Participation Rate:	100%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the Averaged Return is greater than zero, you will receive (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Averaged Return, subject to a maximum return on the Notes of 52% (152% of the principal amount of the Notes). For example, if the index return is 52.00% or more, you will receive the maximum return on the Note of 52.00%, which entitles you to the maximum payment of $1,520.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Averaged Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × Averaged Return × participation rate]

•        if the Averaged Return is equal to or less than zero, you will receive the principal amount of your Notes.

Your principal is protected only if you hold your Notes to maturity. Any payment on the Notes, including the principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Averaged Return:	(1) The arithmetic average of the product of (a) the index return times (b) the currency return, as calculated on each of the three averaging dates minus (2) one. The Averaged Return will be expressed as a percentage.

Index Return:	For each averaging date, the performance of the index from its initial index level to its final index level, calculated as follows: final index level initial index level

Initial Index Level:	The closing level of the index on the pricing date. The initial index level will be set forth in the table above under the heading “Reference Asset.”

Final Index Level:	For each averaging date, the closing level of the index on such averaging date.

Currency Return:	For each averaging date, the performance of the Index Currency from its initial spot rate to its final spot rate, calculated as follows: final spot rate initial spot rate

Spot Rate:	The spot rate of the Index Currency will be the currency exchange rate on any day determined by the calculation agent as described below under “Description of the Reference Asset.”

Initial Spot Rate:	The spot rate of the Index Currency on the pricing date. The initial spot rate for the Index Currency will be set forth above under the heading “Reference Asset.”

Final Spot Rate:	With respect to the Index Currency and for each averaging date, the spot rate for the Index Currency on such averaging date.

Averaging Dates:	October 7, 2016[1], January 9, 2017[1] , April 7, 2017[1] (the “final averaging date”)

Maturity Date:	April 12, 2017[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN	06738KGD7 and US06738KGD72

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement. If any averaging date is not a scheduled trading day, then such averaging date will be the next succeeding scheduled trading day, and any subsequent averaging dates will be postponed to occur on the next following scheduled trading days. If the final averaging date is postponed because it or any other averaging date was not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final averaging date (as postponed) and the maturity date (as postponed) remains the same.

[2]	Expected. In the event we make any change to the expected pricing date and issue date, the final averaging date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[3]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately [—]%, is [—]%. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated March 16, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated March 16, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated March 16, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below assume an initial index level of 9536.13 and an initial spot rate of .012295, and a maximum return on the Notes of 52.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Averaged Return[1]	Payment at Maturity	Total Return on the Notes
100.00%	$1,520.00	52.00%
95.00%	$1,520.00	52.00%
85.00%	$1,520.00	52.00%
75.00%	$1,520.00	52.00%
65.00%	$1,520.00	52.00%
55.00%	$1,520.00	52.00%
45.00%	$1,450.00	45.00%
35.00%	$1,350.00	35.00%
25.00%	$1,250.00	25.00%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$1,000.00	0.00%
-70.00%	$1,000.00	0.00%
-80.00%	$1,000.00	0.00%
-90.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%

[1]	“Averaged Return” = (1) arithmetic average of the product of (a) the index return times (b) the currency return, as calculated on each of the three averaging dates minus (2) one.

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The index return is approximately 85% on each of the averaging dates, indicating that the level of the Index has declined by approximately -15% from its initial index level to its final index level on each averaging date. The currency return for the Index Currency is approximately 100% on each of the averaging dates, indicating that the initial spot rate for the Index Currency is approximately the same as the final spot rate on each of the averaging dates.

	Index Return (Nikkei® 225 Index)	Currency Return (JPYUSD)
Return for 1st Averaging Date	85% (“IR1”)	100% (“CR1”)
Return for 2nd Averaging Date	84% (“IR2”)	101% (“CR2”)
Return for 3rd Averaging Date	86% (“IR3”)	99% (“CR3”)
Averaged Return Calculation	([(IR1×CR1) + (IR2×CR2) + (IR3×CR3)]/3) - 1
Averaged Return	-15.00%
Payment at Maturity	$1,000

Because the Averaged Return of -15.00% is less than or equal to 0%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The investor’s total return is zero.

Example 2: The index return is approximately 100% on each of the averaging dates, indicating that the final index level for the Index is approximately the same as the initial index level on each of the averaging dates. The currency return is approximately 160% for the Index Currency on each of the averaging dates, indicating that the Japanese yen has strengthened against the U.S. dollar such that the final spot rate for the Index Currency has appreciated from its initial spot rate by approximately 60% on each of the averaging dates.

	Index Return (Nikkei® 225 Index)	Currency Return (JPYUSD)
Return for 1st Averaging Date	105% (“IR1”)	160% (“CR1”)
Return for 2nd Averaging Date	97% (“IR2”)	162% (“CR2”)
Return for 3rd Averaging Date	98% (“IR3”)	158% (“CR3”)
Averaged Return Calculation	([(IR1×CR1) + (IR2×CR2) + (IR3×CR3)]/3) - 1
Averaged Return	60.00%
Payment at Maturity	$1,000 + ($1,000 x 52.00%) = $1,520.00

Because the Averaged Return of 60.00% is greater than the maximum return of 52%, the investor receives a payment at maturity of $1,520 per $1,000 principal amount Note. The investor’s total return is the maximum return.

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Example 3: The index return is approximately 74%, indicating that the level of the Index has declined by approximately -26% from its initial index level to its final index level on each of the averaging dates. The currency return for the Index Currency is approximately 102%, indicating that the Japanese yen has strengthened against the U.S. dollar such that the final spot rate for the Index Currency has appreciated from its initial spot rate by approximately 2% on each of the averaging dates.

	Index Return (Nikkei® 225 Index)	Currency Return (JPYUSD)
Return for 1st Averaging Date	74% (“IR1”)	101% (“CR1”)
Return for 2nd Averaging Date	76% (“IR2”)	103% (“CR2”)
Return for 3rd Averaging Date	72% (“IR3”)	102% (“CR3”)
Averaged Return Calculation	([(IR1×CR1) + (IR2×CR2) + (IR3×CR3)]/3) - 1
Averaged Return	-25.00%
Payment at Maturity	$1,000

Because the Averaged Return of -25% is less than 0%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note. The investor’s total return is 0%.

Example 4: The index return is approximately 110.00%, indicating that the Index has appreciated by approximately 10% from its initial index level to its final index level on each of the averaging dates. The currency return for the Index Currency is approximately 91%, indicating that the Japanese yen has weakened against the U.S. dollar such that the final spot rate for the Index Currency has decreased from its initial spot rate by approximately -9% on each of the averaging dates.

	Index Return (Nikkei® 225 Index)	Currency Return (JPYUSD)
Return for 1st Averaging Date	110% (“IR1”)	92% (“CR1”)
Return for 2nd Averaging Date	112% (“IR2”)	91% (“CR2”)
Return for 3rd Averaging Date	108% (“IR3”)	90% (“CR3”)
Averaged Return Calculation	([(IR1×CR1) + (IR2×CR2) + (IR3×CR3)]/3) - 1
Averaged Return	0.00%
Payment at Maturity	$1,000

Because the Averaged Return is 0%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note. The investor’s total return is 0%.

Example 5: The index return is approximately 87%, indicating that the Index has decreased by approximately 13% from its initial index level to its final index level on each of the averaging dates. The currency return for the Index Currency is approximately 114%, indicating that the Japanese yen has strengthened against the U.S. dollar such that the final spot rate for the Index Currency has appreciated from its initial spot rate by approximately 14.00% on each of the averaging dates.

	Index Return (Nikkei® 225 Index)	Currency Return (JPYUSD)
Return for 1st Averaging Date	88% (“IR1”)	115% (“CR1”)
Return for 2nd Averaging Date	87% (“IR2”)	114% (“CR2”)
Return for 3rd Averaging Date	86% (“IR3”)	116% (“CR3”)
Averaged Return Calculation	([(IR1×CR1) + (IR2×CR2) + (IR3×CR3)]/3) - 1
Averaged Return	0.00%
Payment at Maturity	$1,000

Because the Averaged Return of 0 % is not greater than or equal to the maximum return, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note. The investor’s total return is 0%.

Example 6: The index return is approximately 92%, indicating that the Index has declined by approximately -8% from its initial index level to its final index level on each of the averaging dates, and the currency return for the Index Currency is approximately 136%, indicating that the Index Currency has strengthened against the U.S. dollar such that the final spot rate for the Index Currency has appreciated from its initial spot rate by approximately 36% on each of the averaging dates.

	Index Return (Nikkei® 225 Index)	Currency Return (JPYUSD)
Return for 1st Averaging Date	92% (“IR1”)	138% (“CR1”)
Return for 2nd Averaging Date	93% (“IR2”)	136% (“CR2”)
Return for 3rd Averaging Date	91% (“IR3”)	134% (“CR3”)
Averaged Return Calculation	([(IR1×CR1) + (IR2×CR2) + (IR3×CR3)]/3) - 1
Averaged Return	25.00%
Payment at Maturity	$1,250

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Because the Averaged Return of 25 % is not greater than or equal to the maximum return, the investor receives a payment at maturity of $1,250 per $1,000 principal amount Note. The investor’s total return is 25%.

Selected Purchase Considerations

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Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Index or the Index Currency. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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Market Disruption Events and Adjustments—The averaging dates, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

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For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

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Appreciation Potential—The Notes provide the opportunity to access returns by entitling you to the positive index return, up to the maximum return on the Notes of 52%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

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Diversification Among U.S. Equities of the Nikkei® 225 Index—The return on the Notes is linked in part to the performance of the Nikkei® 225 Index. The Nikkei® 225 Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, Inc. representing a broad cross-section of Japanese industries. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—Nikkei® 225 Index” in the index supplement.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield

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is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the Index Currency or any of the component stocks of the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”.

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The Notes Might Not Pay More Than the Principal Amount at Maturity—The return on the Notes at maturity is linked to the performance of the Index and the Index Currency and will depend on whether, and the extent to which, the Averaged Return is positive or negative. If either the Index or the Index Currency declines in value, your return on the Notes could be adversely affected. Further, note that if the U.S. dollar appreciates in value relative to the Japanese yen such that the final spot rate is less than the initial spot rate, your return on the Notes could be adversely affected.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Averaged Return is greater than zero, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the maximum return, which is 52.00%.

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Notes Bullish on the Japanese yen relative to the U.S. dollar—If the Japanese yen depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index and the spot rate of the Index Currency on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index and the Index Currency;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Index Currency; and

•	our creditworthiness, both actual and perceived, including actual or anticipated downgrades in our credit ratings.

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Non-U.S. Securities Markets Risks—The component stocks of the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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The Payment at Maturity of Your Notes is Not Based on the Levels of the Index or the Index Currency at Any Time Other than the Averaging Dates—The Averaged Return will be based solely on the closing level of the Index and the spot rates of the Index Currency as of the three averaging dates (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index or the Index Currency drops precipitously on any of the averaging dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the Index and Index Currency at a time prior to such drop. Although the levels of the Index or Index Currency on the maturity date or at other times during the term of your Notes may be higher than such levels on the averaging dates, you will not benefit from the levels of the Index or Index Currency at any time other than the averaging dates.

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Actions of Sovereign Governments—Currency exchange rates of most economically developed nations are “floating”, meaning the rate is permitted to fluctuate in value. However, governments, from time to time, may not allow their currencies to float freely in response to economic forces. Moreover, governments, including those of the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the currency exchange rates of their respective currencies. Governments also may issue a new currency to replace an existing currency or alter the currency exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, their value and the amount of principal or other amounts payable on your Notes could be affected by the actions of sovereign governments which could change or interfere with currency valuation and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that currency exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of any other development affecting the Japanese yen or the U.S. dollar.

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Foreign Exchange Risk—The price relationship between the different currencies (the Japanese yen and the U.S. dollar) may be highly volatile and varies based on a number of interrelated factors, including the supply and demand for each currency, political, economic, legal, financial, accounting and tax matters and other actions that we cannot control. Relevant factors include, among other things, the possibility that exchange controls could be imposed or modified, the possible imposition of other regulatory controls or taxes, the overall growth and performance of the local economies, the trade and current account balance between the relevant countries, market interventions by the central banks, inflation, interest rate levels, the performance of the global stock markets, the stability of the relevant governments and banking systems, wars, major natural disasters and other foreseeable and unforeseeable events. In addition, the value of a currency may be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets. These factors may adversely affect the performance of the Index or the Index Currency and, as a result, the market value of the Notes and the amount you will receive at maturity.

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Changes in Levels of the Index and the Rates of the Index Currency May Offset Each Other—The Notes are linked to the Index and the Index Currency as described herein. Where the level of the Index or the spot rate of the Index Currency increases relative to its initial level or spot rate, the final index level or final spot rate, as applicable, of the other component of the reference asset may not increase by the same amount or may even decline. Therefore, in calculating the Averaged Return, increases in the level of the Index may be moderated, or offset, by declines in the level of the Index Currency and vice versa. Moreover, the possibility of this effect arising is enhanced by virtue of the fact that the reference asset is comprised of two asset classes (i.e., foreign exchange rates and equity indices).

Description of the Reference Asset

The return on the Notes is linked to an equally-weighted basket comprised of the Nikkei® 225 Index and the currency exchange rate for the Index Currency described below.

For additional information about the Nikkei® 225 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Nikkei® 225 Index” in the index supplement.

The currency exchange rate for the Index Currency on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent in accordance with the following:

where the currency exchange rate is “JPYUSD”, the U.S. dollar per Japanese yen exchange rate, which is one divided by USDJPY, the Japanese yen per U.S. dollar exchange rate which appears on the display designated as Reuters Screen “JPNU” Page as at approximately 3:00 p.m. Tokyo time, on the relevant date.

Historical Information

The following graphs sets forth the historical performance of the Index and the related Index Currency based on the daily closing levels and spot rates, as applicable, from January 1, 2005 through March 25, 2011. On March 25, 2011, the closing level of the Index was 9536.13 and the JPYUSD spot rate was .012295.

We obtained the closing levels and spot rates below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index and the historical spot rates of the Index Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index or the spot rate of the Index Currency on any of the averaging dates. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of

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the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $30.00 per $1,000 principal amount Note.

Delivery of the Notes may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, the Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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